UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                 April 1, 1997

                           C&F FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in Its Chapter)

Virginia                              33-70184           54-1680165
(State or other jurisdiction of     (Commission       (I.R.S. Employer
incorporation or organization)      File Number)      Identification No.)



                      -----------------------------------


                            Eighth and Main Streets
                                  P.O. Box 391
                           West Point, Virginia 23181
                    (Address of principal executive offices)
                        (Registrant's telephone number,
                      including area code):(804-843-2360)

                          ---------------------------

         (Former name or former address, if changed since last report)



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Item 5. Other Events

(a) As stated in the attached press release, C&F Financial Corporation's offer dated March 3, 1997 to repurchase up to 210,000 shares of common stock at a price of $21.00 per share expired Friday, March 28, 1997. Subject to confirmation on certain receipts, approximately 205,000 shares were tendered by approximately 55 shareholders.






                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             C&F FINANCIAL CORPORATION,
                                             REGISTRANT

Date:       April 1, 1997                    By:/s/ Larry G. Dillon
     -------------------------------         -------------------
                                             Larry G. Dillon
                                             President & Chief Executive Officer

                             FOR IMMEDIATE RELEASE
                           C&F FINANCIAL CORPORATION

Tuesday, April 1, 1997

CONTACT:          BRAD SCHWARTZ OR TOM CHERRY
                  (804) 843-2360


              C&F FINANCIAL ANNOUNCES SUCCESSFUL STOCK REPURCHASE

[WEST POINT] -- On March 3, 1997, C&F Financial Corporation, the one-bank holding company for Citizens and Farmers Bank of West Point, announced it was seeking to purchase up to 210,000 shares of the Company's common stock, which represents 10% of its outstanding common stock, at a price of $21.00 per share. This offer expired Friday, March 28, 1997. The Company's stock repurchase was a success. Subject to confirmation on certain receipts, approximately 205,000 shares were tendered by approximately 55 shareholders. President and CEO of C&F, Larry G. Dillon, stated, "We anticipate that this successful tender will increase future shareholder value without having impaired the Company's strong capital position." The effect of this tender on the Company's December 31, 1996 capital would have resulted in risked-based capital, leverage and tier-one capital ratios of approximately 19.0%, 10.4% and 17.8%, respectively, which are well above the minimum required to be considered "well capitalized" of 10.0%, 4.0% and 6.0%, respectively.

Citizens and Farmers Bank and its subsidiary C&F Mortgage Corporation have sixteen offices throughout Virginia and Maryland. C&F Financial Corporation's stock is traded locally by several Richmond brokerage firms.


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